Exhibit 99.1

400 N. Sam Houston Parkway E. Suite 1000 Houston, TX 77060-3500 (281) 618-0400 (281) 848-6502 fax

2500 CityWest Boulevard Suite 2200 Houston, TX 77042-3097 (713) 361-2600 (713) 361-2690 fax

FOR IMMEDIATE RELEASE June 11, 2007	Cal Dive Contact: G. Kregg Lunsford Chief Financial Officer (281) 618-0516	Horizon Contact: Ronald D. Mogel Chief Financial Officer (713) 243-2753
Cal Dive International to Acquire Horizon Offshore
HOUSTON, TX – (June 11, 2007) Cal Dive International, Inc. (NYSE: DVR) and Horizon Offshore, Inc. (NasdaqGM: HOFF) announced today that they have signed a definitive merger agreement under which Cal Dive will acquire all of the outstanding shares of Horizon in a stock and cash transaction valued at approximately $650 million, including approximately $22 million of Horizon’s net debt as of March 31, 2007.
Cal Dive expects the combination will:
•	Diversify Cal Dive’s vessel fleet and services offering with the addition of complementary assets consisting of pipelay, pipebury and derrick barges

•	Expand Cal Dive’s geographic footprint, enhancing international growth opportunities and further diversifying the company’s operations

•	Provide for greater economies of scale and increased operational flexibility

•	Be accretive to earnings and cash flow per share

•	Preserve Cal Dive’s financial flexibility for future growth initiatives
The combined company will operate a fleet of 23 diving support vessels, seven pipelay/pipebury barges, one dedicated pipebury barge, one multi-service vessel, one combination derrick/pipelay barge and two derrick barges.
The boards of directors of Cal Dive and Horizon unanimously approved the transaction. Closing of the transaction is subject to regulatory approvals and other customary conditions, as well as Horizon stockholder approval, and is expected to occur in the third quarter of 2007.
Quinn J. Hébert, Chief Executive Officer, President and Director of Cal Dive, stated, “We are very excited about this transaction as it is perfectly aligned with the strategic goals that we have outlined to our investors. The addition of Horizon’s pipelay, pipebury and derrick barges diversifies Cal Dive’s fleet and services offering by enabling us to offer trunkline and salvage and decommissioning services. Additionally, Horizon’s operations strengthen Cal Dive’s existing platform to further penetrate targeted international regions. We intend to leverage the strong organizations of both Cal Dive and Horizon to create long-term value for our companies’ stockholders, customers and over 2,000 employees. We look forward to welcoming Horizon’s employees to the Cal Dive organization and working together to realize the significant opportunities we expect to achieve from this combination.”
David Sharp, Chief Executive Officer, President and Director of Horizon, stated, “We believe that this transaction provides our stockholders the opportunity to realize both immediate value through the cash consideration and the potential of continuing to participate in a larger organization with greater economies of scale and the diverse resources needed for sustained success in our industry. Cal Dive is a company we know very well through our longstanding business relationship and we believe that our employees will benefit greatly from the strong cultural fit.”
Following the transaction, Quinn Hébert will continue to serve as President and Chief Executive Officer of the combined company and the Cal Dive Board of Directors will be expanded to include two Horizon directors for a total Board of eight members. The combined company will continue to be based in Houston, Texas.
Transaction Details
Under the terms of the agreement, Horizon stockholders will receive in the merger a combination of 0.625 shares of Cal Dive common stock and $9.25 in cash for each share of Horizon common stock outstanding, or an estimated total of 20.4 million Cal Dive shares and $302.5 million in cash. Based on Cal Dive’s closing stock price on Monday, June 11, 2007, this equates to a transaction value of approximately $19.25 per Horizon share, which represents premiums of approximately 14% to Horizon’s closing price on Monday, June 11, 2007, and approximately 18% to Horizon’s 30-day average trading price.
It is expected that the transaction will be tax free to Horizon and the stock portion of the consideration will be received tax free by its stockholders. Upon completion of the transaction, it is anticipated that Horizon stockholders will own approximately 20% of the common stock of Cal Dive compared to approximately 80% owned by existing Cal Dive stockholders. It is further anticipated that Helix Energy Solutions Group, Inc., Cal Dive’s majority stockholder, will own approximately 59% of the combined company, compared to its current ownership of approximately 73% of Cal Dive.
The cash portion of the transaction will be funded through a $675 million commitment from Bank of America, consisting of a $375 million senior secured term loan and a $300 million senior secured revolving credit facility. There is no financing condition to consummation of the transaction. Following the transaction, Cal Dive believes its strong cash flow from operations will allow it to reduce its net debt, fully fund its current capital program and pursue future growth initiatives. The limited amortization payments and prepayable nature of the term loan provide Cal Dive significant financial flexibility. In connection with this transaction, Banc of

America Securities LLC and J.P. Morgan Securities Inc. have terminated an equity lockup agreement that was scheduled to expire on June 12, 2007.
Advisors
Banc of America Securities LLC acted as financial advisor and Fulbright & Jaworski, L.L.P. acted as legal advisor to Cal Dive for this transaction. Lehman Brothers Inc. acted as financial advisor and Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. acted as legal advisor to Horizon for this transaction.
Conference Call
Cal Dive will hold a conference call and webcast at 9:00 a.m. Central Daylight Time, on Tuesday, June 12, 2007 to discuss the details of the transaction. Presentation materials can be accessed at the Investor Relations page of Cal Dive’s website at www.caldive.com. The call will be accessible to the public by telephone or webcast. To participate by telephone, dial 866-277-1184 (U.S.) or 617-597-5360 (International), passcode 35309505. The call will also be webcast live and a replay will be available from the same page of Cal Dive’s website.
The webcast is also being distributed to both institutional and individual investors through the Thomson/CCBN StreetEvents Network. Individual investors can listen to the call at http://www.earnings.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents at http://www.streetevents.com.
About Cal Dive International
Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides manned diving, pipelay and pipe burial services to the offshore oil and natural gas industry on the Gulf of Mexico Outer Continental Shelf, the Middle East, Southeast Asia and Australia, with a fleet of 26 vessels, including 23 surface and saturation diving support vessels as well as three shallow water pipelay vessels.
About Horizon Offshore
Horizon Offshore, Inc., headquartered in Houston, Texas, provides marine construction services for the offshore oil and gas and energy industries. The Company’s fleet of nine vessels is used to perform a wide range of marine construction services, including installation and repair of marine pipelines to transport oil and gas and other subsea production systems, and the installation and abandonment of production platforms, in the Gulf of Mexico, Latin America, Southeast Asia/Mediterranean, and West Africa.
Cautionary Statement on Forward-Looking Statements
This press release may include “forward-looking” statements within the meaning of the Private Securities Reform Act of 1995, which represent Cal Dive’s and Horizon’s expectations and beliefs concerning future events that involve risks and uncertainties that could cause results to differ materially from those currently anticipated. These statements are generally identifiable through our use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project” and similar expressions and include any statements that we make regarding our expectations, consummation of the proposed merger, and the benefits of the proposed merger. The forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new information or events as they occur. Actual future results may differ materially due to a variety of factors, including changes in the level of offshore exploration, development and production activity in the oil and natural gas industry, our inability to obtain contracts with favorable pricing terms if there is a downturn in our business cycle, intense competition in our industry, the operational risks inherent in our business, and other risks detailed in Cal Dive’s and Horizon’s respective filings with the Securities and Exchange Commission, copies of which may be obtained free of charge from the SEC’s website at www.sec.gov, or each company’s respective website, at www.caldive.com or www.horizonoffshore.com.
Risks with respect to the combination of Cal Dive and Horizon include the risk that we will not be able to close the transaction, as well as difficulties in the integration of the operations and personnel of Horizon, diversion of management’s attention away from other business concerns, and the assumption of any undisclosed or other liabilities of Horizon. Each of Cal Dive and Horizon expects to incur substantial transaction and merger related costs associated with completing the transaction, obtaining regulatory approvals, combining the operations of the two companies and achieving desired synergies. Additional unanticipated costs may be incurred in the integration of the businesses. Expected benefits of the merger may not be achieved in the near term, or at all. Cal Dive will have a significant amount of additional debt if the merger is consummated.
Additional Information
This press release may be deemed to be soliciting material relating to the proposed merger transaction between Cal Dive and Horizon. In connection with the proposed merger, Cal Dive will file a Registration Statement on Form S-4, Horizon will file a proxy statement, and Cal Dive will file an information statement and both companies will file other relevant documents concerning the proposed merger with the SEC. Investors and securities holders of both companies are urged to read the Form S-4, proxy statement and information statement when they become available because those documents will contain important information about the proposed merger. The definitive proxy statement will be mailed to Horizon stockholders, and the definitive information statement will be mailed to Cal Dive stockholders. Investors and security holders may obtain a copy of such documents free of charge from the SEC’s website at www.sec.gov. Copies of such documents may also be obtained free of charge from Cal Dive’s website at www.caldive.com and Horizon’s website at www.horizonoffshore.com.
Participants in the Solicitation
Cal Dive, Horizon and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Horizon’s stockholders in favor of the proposed merger. Information regarding Cal Dive’s directors and executive officers is available in Cal Dive’s proxy statement for its 2007 annual meeting of stockholders, which was filed with the SEC on April 9, 2007. Information regarding Horizon’s directors and executive officers is available in Horizon’s proxy statement for its 2007 annual meeting of stockholders, which was filed with the SEC on April 24, 2007. Additional information regarding the interests of such potential participants will be included in the proxy statement and information statement, and other relevant documents filed with the SEC when they become available. You can obtain free copies of these documents from Cal Dive or Horizon using the contact information above.